Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

December 3, 2019

Ladies and Gentlemen:

We have read Item 1 of Form 6-K dated December 3, 2019, of Ardmore Shipping Corporation and are in agreement with the statements contained in Item 1, paragraph 2, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Dublin, Ireland